The Europe Fund, Inc.

File No. 811-6042

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Carl W. Kester, Director to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 4 should have been filed on his behalf by October 22, 2002; a late filing was executed on November 5, 2002.

Ms. Susan B. Baker, Secretary to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on her behalf by April 28, 2002; a late filing was executed on June 7, 2002.